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                                                                      EXHIBIT 11

                             ONEITA INDUSTRIES, INC.
              Statement Regarding Computation of Per Share Earnings
          For the Years Ended September 27, 1997, September 28, 1996
                            and September 30, 1995
                    (In thousands, except per share amounts)



                                                                  Years Ended
                                               --------------------------------------------------
                                               Sept. 27, 1997    Sept. 28, 1996    Sept. 30  1995
                                               --------------------------------------------------
Net (loss) income per share:

  Net (loss) income                               $(40,656)         $(53,693)          $2,820
                                                  ========          ========           ======

  Shares:
   Weighted average shares                           9,149             7,084            6,922
   Add shares related to dilutive effect of
     outstanding stock options                          --                --               62
                                                  --------          --------           ------

   Weighted average number of shares
      outstanding                                    9,149             7,084            6,984
                                                  ========          ========           ======

  Net (loss) income per share                     $  (4.44)         $ (7.58)           $  .40
                                                  ========          =======            ======